Exhibit 10.4

FORM OF

OMNIBUS AGREEMENT

This Omnibus Agreement (“Agreement”) is entered into on, and effective as of,            , 2014 (the “Closing Date”) among US Development Group, LLC, a Delaware limited liability company (“US Development”), USD Group LLC, a Delaware limited liability company (“USD”), USD Partners LP, a Delaware limited partnership (the “Partnership”), USD Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and USD Logistics Operations LP, a Delaware limited partnership (the “Operating Partnership”) and, together with US Development, USD, the Partnership and the General Partner, the “Parties” and each a “Party”).

RECITALS

1. USD, the Partnership, the General Partner and the Operating Partnership desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of such Parties to each other.

2. USD, the Partnership, the General Partner and the Operating Partnership desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by USD and its Affiliates for and on behalf of the Partnership Group.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

4. USD, the Partnership, the General Partner and the Operating Partnership desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the granting of certain licenses between such Parties.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions and Interpretation

1.1 Definitions. In addition to the terms defined in the introductory paragraph and the recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) USD shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws as in effect prior to the Closing Date and such violation commenced, occurred or existed before the Closing Date;

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets that commenced, occurred or existed before the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect prior to the Closing Date; and

(iii) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Closing Date and whether occurring under Environmental Laws as in effect prior to, at or after the Closing Date (clauses (i), (ii) and (iii) being referred to collectively as “Covered Environmental Losses”);

provided, however, that USD will be obligated to indemnify such Group Member for a Covered Environmental Loss described in Section 2.1(a)(i) or Section 2.1(a)(ii) only to the extent that USD is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline.

(b) The Partnership shall indemnify, defend and hold harmless USD from and against any Losses suffered or incurred by any of the USD Entities, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws as in effect on or after the Closing Date and such violation is associated with or arises from the ownership or operation of the Assets on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets on or after the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws in effect on or after the Closing Date, and (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect on or after the Closing Date;

and regardless of whether such violation under Section 2.1(b)(i) or such environmental event, condition or matter included under Section 2.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses (without giving effect to the Environmental Deductible).

2.2 Real Property Indemnification. USD shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of (a) the failure of such Group Member to be the owner of such valid and indefeasible fee ownership or leasehold interests or easement rights in and to the lands on which any of the Assets conveyed or contributed to such Group Member on the Closing Date is located as of the Closing Date, and such failure renders such Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date; (b) the failure of such Group Member to have the consents, licenses and permits necessary to allow the transfer of any of the Assets to the Partnership Group, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date; and (c) the cost of curing any condition set forth in Section 2.2(a) or (b) that does not allow any Asset to be operated in accordance with prudent industry practice, in each case to the extent that USD is notified in writing of any of the foregoing prior to the fifth anniversary of the Closing Date.

2.3 Additional Indemnification.

(a) USD shall indemnify, defend, and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of:

(i) the consummation of the transactions contemplated by the Contribution Agreement. For the avoidance of doubt, the Parties agree that, subject to the qualifications set forth on Schedule A, each Group Member shall be entitled to indemnification by USD under this Section 2.3(a)(i) for those litigation matters listed on Schedule A;

(ii) events and conditions associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(iii) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring prior to the Closing Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

(iv) the failure of any Group Member to have on the Closing Date any consent, license, permit or approval necessary to allow such Group Member to own or operate the Assets in substantially the same manner that the Assets were owned or operated immediately prior to the Closing Date; provided, however, that USD is notified of such failure prior to the fifth anniversary of the Closing Date.

(b) The Partnership shall indemnify, defend, and hold harmless USD from and against any Losses suffered or incurred by any of the USD Entities by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1(a) and Losses for which the Partnership is indemnifying USD under Section 2.1(b)), unless such indemnification would not be permitted by any Group Member under the Partnership Agreement.

2.4 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.4. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.5 Limitations Regarding Indemnification.

(a) With respect to Covered Environmental Losses under Section 2.1(a)(i) or Section 2.1(a)(ii) that arise out of an event, condition or matter that is first discovered after the Closing

Date (the “Unknown Environmental Losses”), USD shall be obligated to indemnify, defend and hold harmless any Group Member until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Unknown Environmental Losses exceeds $500,000 (the “Environmental Deductible”), at which time USD shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible. The aggregate liability of USD for all Unknown Environmental Losses shall not exceed $10,000,000. For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Group Member attributable to those locations identified on Schedule B.

(b) USD shall not be obligated to indemnify, defend and hold harmless any Group Member for a Covered Non-Environmental Loss under Section 2.2 or Section 2.3 until such time as the aggregate amount of all Covered Non-Environmental Losses exceeds $500,000 (the “Non-Environmental Deductible”), at which time USD shall be obligated to indemnify the Partnership Group for the amount of all Covered Non-Environmental Losses over the Non-Environmental Deductible that are incurred by the Partnership Group.

(c) For the avoidance of doubt, the obligation of USD to indemnify any Group Member, as specified in Section 2.1, Section 2.2 and Section 2.3 shall be limited to the extent of the Losses incurred by the Partnership with respect to its direct or indirect ownership interest in such Group Member.

(d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY.

ARTICLE III

General and Administrative Services

3.1 General. USD agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, the centralized general and administrative services that USD and its Affiliates have traditionally provided in connection with the ownership and operation of the Assets, which consist of the services set forth on Schedule C (the “General and Administrative Services”). Absent the written agreement of the Parties to the contrary, the Parties agree that the General and Administrative Services will be received by the General Partner, for the benefit of the Partnership Group, at the General Partner’s principal place of business.

3.2 Administrative Fee.

(a) As consideration for USD’s and its Affiliates’ provision of the General and Administrative Services, the Partnership Group will pay to USD an annual fee that will reflect the costs incurred by USD and its Affiliates in providing such General and Administrative Services (other than those costs for which USD and its Affiliates are entitled to reimbursement pursuant to Section 3.3), as determined in good faith by USD in accordance with Schedule C (the “Administrative Fee”). The Parties acknowledge and agree that it is the intent of the Parties that the General and Administrative Services be provided based on an arm’s-length standard, and that the Administrative Fee is intended to reflect such standard. For the avoidance of doubt, the Parties further acknowledge and agree that the Administrative Fee will cover the fully burdened cost of the General and Administrative Services provided by USD and its Affiliates to the Partnership Group, as well as any third party costs actually incurred by USD and its Affiliates on behalf of the Partnership Group in providing such General and Administrative Services (other than those costs for which USD and its Affiliates are entitled to reimbursement pursuant to Section 3.3), including the following:

(i) the compensation and employee benefits of employees of USD or its Affiliates (and any withholding or payroll taxes related thereto), to the extent, but only to the extent, such employees perform General and Administrative Services for the Partnership Group’s benefit. For the avoidance of doubt, the Administrative Fee shall include any withholding and payroll related taxes paid by USD and its Affiliates in connection with any long-term incentive plan of the General Partner or the Partnership Group. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits (and any withholding or payroll taxes related thereto) shall be allocated to the Partnership Group based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii) any expenses incurred or payments made by USD or its Affiliates on behalf of the Partnership Group for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iii) all expenses and expenditures incurred by USD or its Affiliates on behalf of the Partnership Group as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual, quarterly and current reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees, outside director fees and director and officer insurance expenses; and

(iv) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by USD and its Affiliates to the Partnership Group pursuant to Section 3.1.

(b) As part of the Administrative Fee, the Partnership Group shall pay to USD a fixed fee, in the amount shown on Schedule C, in consideration for the services of certain employees of USD and its Affiliates in their capacities as officers of the General Partner and the Group Members.

(c) The Parties acknowledge and agree that the Administrative Fee may change each calendar year, as determined by USD in good faith, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to changes in any law, rule or regulation applicable to the USD Entities or the Partnership Group, including any interpretation of such laws, rules or regulations.

(d) On or prior to January 1 of each calendar year during the term of this Agreement, USD will notify the General Partner of the estimated amount of the Administrative Fee (including both the fixed and variable portions of the Administrative Fee as described in Schedule C) to be paid by the Partnership Group for such calendar year. For the calendar year in which the Closing Date occurs, such estimate shall be made on or prior to the Closing Date and shall pertain only to the remainder of such calendar year. Commencing with the first full month following the Closing Date, the Administrative Fee shall be invoiced and paid as follows:

(i) Within 20 days following the end of each month during the term of this Agreement, USD will submit to the Partnership Group an invoice of the amounts due for such month for the Administrative Fee. Each invoice will contain reasonably satisfactory support of such amounts and such other supporting detail as the General Partner may reasonably require.

(ii) The Partnership Group will pay the Administrative Fee within 10 days after the receipt of the invoice therefor. The Partnership Group shall not offset any amounts owing to it by USD or any of its Affiliates against the Administrative Fee payable hereunder.

3.3 Reimbursement of Expenses.

(a) In addition to the Administrative Fee payable under Section 3.2, the Partnership Group will reimburse USD and its Affiliates for any additional out-of-pocket costs and expenses actually incurred by USD and its Affiliates in providing the General and Administrative Services, as well as any other out-of-pocket expenses incurred on behalf of the Partnership Group. For the avoidance of doubt, the Partnership Group will reimburse USD for all tax costs and expenses incurred or payments made by USD and its Affiliates on behalf of the Partnership Group including all sales, use, excise, value added, margin, franchise or similar taxes, if any, that may be applicable from time to time associated with the ownership and operation of the Assets or with respect to the General and Administrative Services provided by the Partnership Group.

(b) The Partnership Group will reimburse USD and its Affiliates for any costs and expenses incurred by USD and its Affiliates under Section 3.3(a) as incurred on a monthly basis.

ARTICLE IV

Right of First Offer

4.1 Right of First Offer to Purchase Certain Assets.

(a) USD and US Development hereby grant to the Partnership a right of first offer on any proposed Transfer of any ROFO Asset (other than ROFO Assets Transferred to an Affiliate of USD or US Development who agrees in writing that such ROFO Asset remains subject to the provisions of this Article IV and assumes the obligations under this Article IV with respect to such ROFO Asset).

(b) The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, Governmental Authorities, lenders or other third parties.

(c) This right of first offer given pursuant to Section 4.1(a) is granted for a period (the “ROFO Period”) beginning at the Closing Date and ending on the earlier of the seventh anniversary of the Closing Date and the occurrence of a Partnership Change of Control.

4.2 Procedures for Right of First Offer.

(a) If a USD or US Development Entity proposes to Transfer any ROFO Asset during the ROFO Period (other than to an Affiliate as described in Section 4.1(a)) (any such transaction, a “Proposed Transaction”), USD or US Development shall or shall cause such USD or US Development Entity to, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and other details as would be reasonably necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable USD or US Development Entity, which terms, conditions and details shall include any material terms, conditions or other details that such USD or US Development Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction.

(b) The Partnership shall have 60 days following receipt of the ROFO Notice (the “ROFO Review Period”) to propose an offer to enter into the Proposed Transaction with such USD or US Development Entity (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction.

(i) If the Partnership submits a ROFO Response within the ROFO Review Period, the Partnership and USD or US Development shall negotiate, in good faith, the terms of the purchase and sale of the ROFO Asset for 60 days following the receipt of the ROFO Response by the USD or US Development Entity. If USD or US Development and the Partnership are unable to agree on such terms during such 60-day period, the USD or US Development Entity may Transfer the ROFO Asset to any third party during a 180-day period following the expiration of such 60-day period on terms and conditions that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership in the ROFO Response.

(ii) If the Partnership fails to submit a ROFO Response within the ROFO Review Period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, and, for a 180-day period after the expiration of the ROFO Review Period, the applicable USD or US Development Entity shall be free to Transfer the ROFO Asset to any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice.

(iii) If the closing of the Transfer of the ROFO Asset does not occur within either of the 180-day periods set forth in clauses (i) and (ii) above, then the ROFO Asset in question shall once again become subject to the restrictions of this Section 4.2, and the USD or US Development Entity shall no longer be permitted to Transfer such ROFO Asset without again fully complying with the provisions of this Section 4.2.

ARTICLE V

Licenses of Marks

5.1 Grant of USD License. Upon the terms and conditions set forth in this Article V, USD hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (the “USD License”) to use the “USD” logo and trademark and the other trademarks and tradenames owned by USD (collectively, the “USD Marks”).

5.2 Ownership and Quality of USD Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the USD Marks and the goodwill relating thereto shall remain vested in USD during the term of the USD License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of USD’s ownership of the USD Marks or any registration thereof by USD. In connection with the use of the USD Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the USD Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the USD Marks shall not create any right, title or interest in or to the USD Marks, and all use of the USD Marks by the Partnership or any other Group Member shall inure to the benefit of USD. The Partnership agrees, and agrees to cause the other Group Members, to use the USD Marks in accordance with such quality standards established by USD and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Group Members as of the Closing Date are of a quality that is acceptable to USD.

5.3 Grant of the Partnership License. Upon the terms and conditions set forth in this Article V, the General Partner, for the benefit of the Partnership, hereby grants and conveys to USD and its Affiliates a nontransferable, nonexclusive, royalty-free right and license (“Partnership License”) to use the “USDP” logo and trademark and the other trademarks and tradenames owned by the General Partner for the benefit of the Partnership (collectively, the “Partnership Marks”).

5.4 Ownership and Quality of the Partnership Marks. USD agrees, on behalf of itself and the other USD Entities, that ownership of the Partnership Marks and the goodwill relating thereto shall remain vested in the General Partner, for the benefit of the Partnership, during the term of the Partnership License and thereafter. USD agrees, and agrees to cause the other USD Entities, never to challenge, contest or question the validity of the General Partner’s ownership of the Partnership Marks or any registration thereof by the General Partner or the Partnership. In connection with the use of the Partnership Marks, neither USD nor any of the other USD Entities shall in any manner represent that they have any ownership in the Partnership Marks or registration thereof. USD, on behalf of itself and the other USD Entities, acknowledges that the use of the Partnership Marks shall not create any right, title or interest in or to the Partnership Marks, and all use of the Partnership Marks by USD or any of the other USD Entities shall inure to the benefit of the General Partner and the Partnership. USD agrees, and agrees to cause the other USD Entities, to use the Partnership Marks in accordance with such quality standards established by the General Partner, on behalf of and for the benefit of the Partnership, and communicated to USD from time to time.

5.5 Termination. The USD License and the Partnership License shall each terminate upon the termination of this Agreement pursuant to Section 6.5.

ARTICLE VI

Miscellaneous

6.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 6.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 6.1 and to enforce specifically the terms and provisions of this Section 6.1. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 6.1 shall survive the termination of this Agreement.

6.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 6.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Houston, Texas unless otherwise agreed to by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this section. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 6.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

6.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by e-mail or United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.3.

If to US Development:

If to USD:

If to any Group Member:

6.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by USD, US Development or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

6.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument.

6.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

US Development Group, LLC

By:
Name:
Title:

USD Group LLC

By:
Name:
Title:

USD Partners GP LLC

By:
Name:
Title:

USD Partners LP

By:	USD Partners GP LLC, its general partner

By:
Name:
Title:

USD Logistics Operations LP

By:	USD Logistics Operations GP LLC, its general partner

By:
Name:
Title:

[Signature page to Omnibus Agreement]

APPENDIX A

Attached to and made part of that certain Omnibus Agreement, dated as of            , 2014, by and among USD Partners LP, a Delaware limited partnership (the “Partnership”), USD Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership, US Development Group, LLC, a Delaware limited liability company, and USD Logistics Operations LP, a Delaware limited liability company and wholly owned subsidiary of the Partnership.

“Administrative Fee” is defined in Section 3.2(a).

“Agreement” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means the equity interests in the entities being conveyed, contributed or otherwise transferred to any Group Member pursuant to the Contribution Agreement and any rail terminals, pipelines, railcars, vehicles, related equipment, offices, real estate, contracts and other assets, or portions thereof owned by, leased by or necessary for the operation of the business of any Group Member as of the Closing Date.

“Bitumen” means a dense, highly viscous, petroleum-based hydrocarbon that is found in deposits such as oil sands.

“Closing Date” has the meaning set forth in the preamble.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among US Development Group LLC, USD, the General Partner, the Partnership and the Operating Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” is defined in Section 2.1.

“Covered Non-Environmental Losses” means all Losses subject to indemnification under Section 2.2 and Section 2.3.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2 of the Partnership Agreement.

“Environmental Deductible” is defined in Section 2.5.

“Environmental Defect” is defined Section 2.5.

“Environmental Laws” means all U.S. and Canadian federal, state, provincial and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 USC §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§ 5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq, and the regulations promulgated pursuant thereto, and any Canadian federal, state, provincial or local counterparts, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“General and Administrative Services” is defined in Section 3.1.

“General Partner” means USD Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” means a member of the Partnership Group.

“Hardisty Phase II project” means the additional infrastructure at the Hardisty rail terminal which could expand the number of 120-railcar unit trains that can be loaded from two unit trains to up to four unit trains per day that USD currently anticipates will commence operations in late 2015 or early 2016.

“Hardisty Phase III project” means the additional infrastructure at the Hardisty rail terminal which could expand the number of 120-railcar unit trains that can be loaded by one unit train per day, specifically targeting the loading of bitumen, that USD currently anticipates will commence operations during 2016.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Identification Deadline” means the third anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“Limited Partner” means, unless the context otherwise requires, each Person that becomes a Limited Partner pursuant to the terms of the Partnership Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 of the Partnership Agreement, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, such term shall not, solely for such purpose, include any holder of any Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other limited partner interest held by such Person) except as may otherwise be required by law.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 6.2(b).

“Non-Environmental Deductible” is defined in Section 2.5(b).

“Operating Partnership” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date.

“Partnership Change of Control” means USD ceases to control, directly or indirectly, the General Partner. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the General Partner, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership License” is defined in Section 5.3.

“Partnership Marks” is defined in Section 5.3.

“Party” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 4.2(a).

“Representatives” is defined in Section 6.1(a).

“Retained Assets” means all terminals or terminal expansions (whether completed, under construction, or to be constructed), vehicles, other midstream infrastructure, offices and related equipment, real estate, contracts and other related assets, or ownership interests or portions thereof owned by USD that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.

“ROFO Asset” means any right, title or interests in (i) the Hardisty Phase II and Hardisty Phase III projects and (ii) any midstream infrastructure assets and businesses that any of the USD

Entities or US Development Entities may acquire or construct in the future, which assets shall include the terminal facilities, pipelines, storage tanks, equipment, machinery and the real property appurtenant thereto.

“ROFO Notice” is defined in Section 4.2(a).

“ROFO Period” is defined in Section 4.1(c).

“ROFO Response” is defined in Section 4.2(a).

“ROFO Review Period” is defined in Section 4.2(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” including the correlative terms “Transferred” or “Transferring” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights, but excludes, for the purposes of Article IV, any pledge, hypothecation or granting of a lien for security purposes by a USD or US Development Entity.

“Unknown Environmental Losses” is defined in Section 2.5(a).

“US Development” has the meaning set forth in the preamble.

“US Development Entities” means US Development and each of its Affiliates, other than the General Partner and the Group Members.

“USD” has the meaning set forth in the preamble.

“USD Entities” means USD and each of its Affiliates, other than US Development, the General Partner and the Group Members.

“USD License” is defined in Section 5.1.

“USD Marks” is defined in Section 5.1.

Schedule A

Pre-Closing Litigation

[to come]

Schedule A-1

Schedule B

Environmental Remediation Locations

[to come]

Schedule B-1

Schedule C

General and Administrative Services

Pursuant to Section 3.1

(1)	Management services of USD and its Affiliates (other than the General Partner) provided by employees who devote less than 50% of their business time to the business and affairs of the Partnership. This cost includes USD-stock based compensation expense.
(2)	Financial and administrative services (including treasury and accounting)
(3)	Information technology services—professional services
(4)	Legal services
(5)	Health, environmental, safety and security services (including third party security services)
(6)	Human resources services
(7)	Tax services
(8)	Procurement services
(9)	Investor relations; Government & public affairs services
(10)	Analytical & engineering services
(11)	Business development services

Pursuant to Section 3.2

The fixed portion of the Administrative Fee for calendar year 2015, as described in Section 3.2, will be $2,500,000. For the avoidance of doubt, the fixed portion of the Administrative Fee for the remainder of calendar year 2014 will be the same annual amount as calendar year 2015 pro-rated based on the number of days remaining in 2014 from the Closing Date.

The portion of the Administrative Fee attributable to any marketing and transportation engineering services, information technology services, administrative/office services, and public company expenses will be a variable amount based on the costs actually incurred by USD and its Affiliates on behalf of the Partnership Group (other than any costs for which USD and its Affiliates are reimbursed pursuant to Section 3.3). The portion of the variable amount of the Administrative Fee attributable to any marketing and transportation engineering services described in the preceding sentence will be based on the costs incurred by USD and its Affiliates on behalf of the Partnership Group (other than any costs for which USD and its Affiliates are reimbursed pursuant to Section 3.3).

Pursuant to Section 3.2(b)

The fixed portion of the Administrative Fee for calendar year 2015 includes as a part thereof, the following amounts attributable to services provided by officers of the Partnership Group:

Dan Borgen	$121,275
Mike Curry	$76,440
Brad Sanders	$37,538

Schedule C-1

Guillermo Sierra	$162,313
Paul Tucker	$63,000
Chris Robbins	$113,173
Adam Altsuler	$238,928
$812,665

Schedule C-2